UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

INVESCO MORTGAGE CAPITAL INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	IVR	New York Stock Exchange
7.75% Series A Cumulative Redeemable Preferred Stock	IVRpA	New York Stock Exchange
7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock	IVRpB	New York Stock Exchange
7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	IVRpC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on Monday, March 23, 2020, Invesco Mortgage Capital Inc. (the “Company”) and its wholly-owned subsidiaries notified their financing counterparties that they were not in a position to fund the margin calls they had received under their financing arrangements, and that they did not expect to be in a position to fund the anticipated volume of future margin calls in the near term as a result of market disruptions created by the COVID-19 pandemic. The Company also announced that the Company and its wholly-owned subsidiaries received notifications from several financing counterparties of alleged events of default under their financing agreements and that certain of those counterparties had sold the securities pledged to secure the financing obligations.

The Company has determined that, as of April 1, 2020, various financing counterparties have sold securities pledged to secure financing obligations. The aggregate market value of pledged securities sold by counterparties where settlement details have been provided is approximately $3.5 billion. The Company estimates that it has received or has a right to receive approximately $125 million of net cash proceeds with respect to sales through April 1, 2020 for which counterparties have provided details. (The Company is unable to identify the ultimate purchasers of the securities because the transactions were completed by various financing counterparties through securities dealers.) Since April 1, 2020, additional counterparties have sold, and additional counterparties may sell in the future, securities pledged to secure financing obligations and the Company cannot predict if such sales will result in positive or negative net cash proceeds.

Cautionary Notice Regarding Forward-Looking Statements

This current report on Form 8-K may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include those related to future sales of pledged assets, the results of sales or trades that have not settled or been disclosed to the Company, the potential impact of actions by the U.S. Federal Reserve, demand trends, the availability of continued financing, the ability to reach an agreement with financing counterparties, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

The forward-looking statements are based on management’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. For example, certain identified trends may not continue, the Company’s financing counterparties may take certain actions that could have a significant impact on the Company and may not be within the Company’s control, the Company may not be able to reach an agreement with financing counterparties to continue to provide financing on acceptable terms, and continued market volatility could impact the value of the Company’s assets. Some of the other factors are described in the Company’s most recent annual report on Form 10-K, which is available on the SEC’s website at www.sec.gov, under the headings “Risk Factors,” “Forward-Looking Statements,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Invesco Mortgage Capital Inc.

Date: April 7, 2020	By:	/s/ Rebecca S. Smith
	Name:	Rebecca S. Smith
	Title:	Vice President and Secretary